Exhibit 99.1

NEWS RELEASE COMPUWARE CORPORATION —————————————————————— Corporate Headquarters One Campus Martius • Detroit, MICHIGAN 48226 313-227-7300

For Immediate Release

December 12, 2006

Compuware Adopts Stock Repurchase Plan Under
Rule 10b5-1

Board of Directors Also Authorizes Additional Share Repurchase of $200 million for Discretionary Purposes

DETROIT—December 12, 2006—Compuware Corporation (NASDAQ: CPWR) today announced that the Company’s Board of Directors has adopted a plan under rule 10b5-1 of the Securities and Exchange Act of 1934 to repurchase 34 million shares of its common stock.

The 10b5-1 share repurchases are expected to commence December 14, 2006 and continue through June 30, 2007, subject to certain price, volume and timing constraints specified in the 10b5-1 plan. The Company may terminate the plan at any time.

A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by Compuware will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company’s behalf in accordance with the terms of the plan.

In addition to the adoption of the 10b5-1 plan to repurchase 34 million shares of its common stock, the Board has authorized a separate share repurchase of $200 million of its common shares from time to time at the discretion of management.

Depending on market conditions, Compuware expects to conduct discretionary repurchases in the open market or in privately negotiated transactions during its normal trading windows. Any discretionary repurchases will be made under the existing August 22, 2006 authorization and the aforementioned $200 million authorization.

Compuware Corporation

Compuware Corporation (NASDAQ: CPWR) maximizes the value IT brings to the business by helping CIOs more effectively manage the business of IT. Compuware solutions accelerate the development, improve the quality and enhance the performance of critical business systems while enabling CIOs to align and govern the entire IT portfolio, increasing efficiency, cost-control and employee productivity throughout the IT organization. Founded in 1973, Compuware serves the world's leading IT organizations, including more than 90 percent of the Fortune 100 companies. Learn more about Compuware at http://www.compuware.com.

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Compuware Announces Authorizes Additional Share Repurchase And Adopts Stock Repurchase Plan Under Rule 10b5-1

December 12, 2006

Press Contact

Lisa Elkin, Vice President, Communications and Investor Relations, 313-227-7345

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Certain statements in this press release and announcement may constitute forward-looking statements. These forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause such forward-looking statements not to be realized and that could cause actual results to differ materially from Compuware's expectations in these statements. For more information about other risks that could affect the forward-looking statements herein, please see Compuware's most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Compuware expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.